UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 24, 2014	(September 19, 2014)

Metro Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-50961	25-1834776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 Paxton Street, Harrisburg, Pennsylvania	17111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	888-937-0004

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a joint meeting of the Board of Directors of Metro Bancorp, Inc. (“Metro”) and Metro Bank (“Bank”) on September 19, 2014, the Boards increased the number of directors on their Boards from ten to eleven members and elected Douglas R. Berry to serve on the respective Boards of Directors until Metro’s 2015 annual meeting of shareholders. At this meeting, Mr. Berry was appointed to serve as a member of both the Audit Committee and the Compensation Committee of Metro.

Mr. Berry will be compensated for his service on the same basis as other Metro and Bank directors are compensated.

Internal controls exist within Metro and the Bank to ensure that compliance with Regulation O, which deals with loans to insiders such as directors, is maintained on an ongoing basis. Accordingly, any loans or commitments to lend to such persons and to the companies with which they are associated were made (and will be made) in the ordinary course of business, on substantially the same terms, (including interest rates, collateral on the loans, and repayment terms), as those prevailing at the same time for comparable transactions with persons not related to or employed by Metro or the Bank.

At the same meeting, the Board appointed J. Rodney Messick to serve on the Compensation Committee and also appointed Board members Jessica E. Meyers and Thomas F. Smida to serve on both the Enterprise Risk Committee and the Nominating and Corporate Governance Committee.

Item 9.01. Financial Statements and Exhibits

Exhibit No.

99.1 Press Release dated September 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2014
Metro Bancorp, Inc.
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(Registrant)

/s/ Mark A. Zody
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Mark A. Zody
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.           Description

99.1          Press Release of Metro Bancorp, Inc. dated September 24, 2014